United States

Securities and Exchange Commission

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 7, 2025

Cadiz Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40579	77-0313235
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 S. Hope Street, Suite 2850 Los Angeles, California	90071
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 271-1600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CDZI	The NASDAQ Global Market
Depositary Shares (each representing a 1/1000th fractional interest in share of 8.875% Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share)	CDZIP	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 7, 2025, Cadiz Inc. (the “Company”) entered into a placement agent agreement (the “Placement Agent Agreement”) with Roth Capital Partners, LLC, as exclusive placement agent (the “Placement Agent”), in connection with the Company’s offer and sale of 5,715,000 shares of its common stock, par value $0.01 per share (the “Shares”), to certain institutional investors in a registered direct offering. The Shares will be sold at a purchase price of $3.50 per share, for an aggregate purchase price of approximately $20.0 million. The Company is expected to receive net proceeds of approximately $18.3 million after deducting placement agent fees and transaction expenses payable by the Company. The offering is expected to close on or about March 10, 2025, subject to the satisfaction of customary closing conditions.

The Company currently intends to use the net proceeds from the offering for capital and other expenses related to the development and construction of the Mojave Groundwater Bank Project, which may include acquisition of equipment and materials intended to be used in construction of facilities related to its northern and/or southern pipeline, which the Company expects to begin in 2025. Net proceeds from the offering may also be used for the equipment and materials related to wellfield infrastructure on land owned by the Company and its subsidiaries, business development activities, other capital expenditures, working capital, the expansion of the business and acquisitions and general corporate purposes.

The Placement Agent Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Placement Agent, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions. In addition, pursuant to the terms of the Placement Agent Agreement, each of the Company’s directors and officers and the Company’s largest shareholder have entered into “lock-up” agreements with the Placement Agent that generally prohibit, without the prior written consent of the Placement Agent, the sale, transfer or other disposition of securities of the Company for a period of 90 days.

The foregoing description of the material terms of the Placement Agent Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Placement Agent Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The representations, warranties and covenants contained in the Placement Agent Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Placement Agent Agreement, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Placement Agent Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Placement Agent Agreement, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Securities and Exchange Commission (the “SEC”).

The offering was made pursuant to an effective registration statement on Form S-3 (File No. 333-281507) initially filed with the SEC on August 13, 2024 and declared effective on August 22, 2024, and a prospectus supplement thereunder (the “Prospectus Supplement”).

Item 8.01. Other Events.

In connection with the filing of the Prospectus Supplement, the Company is filing a legal opinion of its counsel, Norton Rose Fulbright US LLP, relating to the validity of the issuance and sale of the Shares in the offering, which opinion is attached as Exhibit 5.1 to this Current Report on Form 8-K.

 Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*	Placement Agent Agreement, dated as of March 7, 2025, by and between the Company and Roth Capital Partners, LLC

5.1	Opinion of Norton Rose Fulbright US LLP

23.1	Consent of Norton Rose Fulbright US LLP to the filing of Exhibit 5.1 herewith (included in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant undertakes to furnish supplemental copies of any of the omitted schedules or exhibits upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CADIZ INC.

Date: March 10, 2025	By:	/s/ Stanley Speer
Stanley Speer
Chief Financial Officer

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